                                                                    Exhibit 99.1

The Filing Persons (as defined below) previously reported holdings with respect to an aggregate of 31,818,750 shares of common stock (the "Common Stock") of
Huntsman Corporation (the "Issuer") as to which $250,000,000 of its 7%
convertible Senior Notes due 2018 (the "Notes") were convertible, and which were then held of record by the following Filing Persons and in the following amounts
(including by the number of shares of Common Stock into which the face amounts are convertible): (i) Apollo Investment Fund VI, L.P., a Delaware limited partnership ("AIF VI"), $131,070,495 (16,681,997 shares); (ii) Apollo Overseas
Partners (Delaware 892) VI, L.P., a Delaware limited partnership ("Overseas
892"), $36,645,625 (4,664,072 shares); (iii) Apollo Overseas Partners VI, L.P., a Cayman Islands exempted limited partnership ("Overseas VI"), $35,766,558
(4,552,189 shares); (iv) Apollo Overseas Partners (Delaware) VI, L.P., a
Delaware limited partnership ("Overseas Delaware"), $14,814,264 (1,885,485 shares); (v) Apollo Overseas Partners (Germany) VI, L.P., a Cayman Islands
exempted limited partnership ("Overseas Germany"), $453,058 (57,663 shares); AAA
Guarantor - Co-Invest VI, L.P., a Guernsey limited partnership ("Co-Invest VI"),
$31,250,000 (3,977,344 shares) (the foregoing entities collectively, the "Apollo
Partnerships").

On January 11, 2010, the Apollo Partnerships sold all of the Notes held by them to the Issuer in a private transaction, for an aggergage sale price of
$382,311,111.13, broken down as follows: AIF VI, $200,438,825.75; Overseas 892,
$56,040,118.40; Overseas VI, $54,695,810.07; Overseas Delaware, $22,654,631.34;
Overseas Germany, $$692,836.68; Co-Invest VI, $47,788,888.89. Each of the Filing
Persons referred to below and not defined are as defined in Exhibit 99.2.

Management VI is the manager of each of the Apollo VI Funds, and is principally engaged in the business of serving as the manager or managing member of the
Apollo VI Funds and other Apollo investment funds. AIF VI Management is the general partner of Management VI and is principally engaged in the business of serving as such. Apollo Management is the sole member and manager of AIF VI
Management, and is principally engaged in the business of serving as the member and manager or the general partner of AIF VI Management and other Apollo management entities. Management GP is the general partner of Apollo Management and is principally engaged in the business of serving as such. Advisors VI is the general partner or managing general partner of each of the Apollo VI Funds, and is principally engaged in the business of serving as the general partner or managing general partner of each of the Apollo VI Funds and other Apollo investment funds. ACM VI is the general partner of Advisor VI and is principally engaged in the business of serving as such. Principal I is the sole member and manager of ACM VI, and is principally engaged in the business of serving as the sole member and manager or sole stockholder, as the case may be, of ACM VI and other Apollo investment advisors. Holdings I is the general partner of Principal
I and is principally engaged in the business of serving as such. AAA MIP is the general partner of Co-Invest VI, and is principally engaged in the business of serving as the general partner of Co-Invest VI and other Apollo investment funds. Alternative Assets is the investment manager and day-to-day operations manager of AAA MIP, and is principally engaged in the business of serving as the investment manager and day-to-day operations manager of AAA MIP and other Apollo entities that serve as partners of other Apollo investment funds. Intl
Management is the managing general partner of Alternative Assets, and is principally engaged in the business of serving as such. International GP is the general partner of Intl Management, and is principally engaged in the business of serving as such. Management Holdings is the sole member and manager of
International GP, and is principally engaged in the business of serving as the sole member and manager of International GP and other Apollo management entities. Management Holdings GP is the general partner of Management Holdings, and is principally engaged in the business of serving as such. Messrs. Joshua J.
Harris, Leon D. Black and Marc Rowan act as executive officers and managers of
Apollo Principal Holdings I GP, LLC, Apollo Management Holdings GP, LLC and
other Apollo investment advisors and investment managers. Mr. Black is a founding principal, and Messrs. Harris and Rowan are also principals, of Apollo
Advisors, L.P. and its successive and affiliated investment advisors with respect to the Apollo investment funds. The business address of each of Messrs.
Harris, Black and Rowan is c/o Apollo Management, L.P., 9 West 57th
Street, New York, New York 10019.